Exhibit 23.2

Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Argan, Inc.:

(1)	Registration Statement (Form S-3 No. 333-140782) dated February 20, 2007,

(2)	Registration Statement (Form S-3 No. 333-140755) dated February 16, 2007,

(3)	Registration Statement (Form S-3 No. 333-135192) dated June 21, 2006,

(4)	Registration Statement (Form S-3 No. 333-122991) dated February 25, 2005,

(5)	Registration Statement (Form S-3 No. 333-109528) dated March 15, 2004, and

(6)	Registration Statement (Form S-8 No. 333-107627) dated August 4, 2003;

of our report dated May 10, 2006, with respect to the consolidated financial statements of Argan, Inc. included in this Annual Report (Form 10-KSB) of Argan, Inc. for the year ended January 31, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
April 24, 2007